Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of August 25, 2008 by New Century Equity Holdings Corp., a Delaware corporation, (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (the “Rights Agent”):

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 10, 2006 (the “Rights Agreement”);

WHEREAS, the Company and Dieter Esch (“Esch”), Lorex Investments AG (“Lorex”), Brad Krassner (“Krassner”) and the Krassner Family Investments, L.P. (the “Krassner L.P.”) (each of Esch, Lorex, Krassner and the Krassner L.P., a “Wilhelmina Seller and, collectively, the “Wilhelmina Sellers”), Wilhelmina International, Ltd. (“Wilhelmina International”) and certain entities affiliated with Wilhelmina International  intend to enter into that certain agreement (the “Wilhelmina Agreement”), pursuant to which, among other things, the Company will issue Common Shares to the Selling Shareholders as partial consideration for the acquisition of certain equity interests in Wilhelmina International and certain entities affiliated with Wilhelmina International;

WHEREAS, the Company desires to amend the Rights Agreement so that the Wilhelmina Agreement and any subsequent acquisition of Common Shares by Selling Shareholders pursuant to the Wilhelmina Agreement does not affect any rights under the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foreging and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, BE IT RESOLVED that the parties hereto hereby amend the Rights Agreement to the extent and as provided as follows:

1.  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, no Wilhelmina Seller nor any of their existing or future Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Wilhelmina Agreement,  (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, or (iv) the issuance of stock options to such Wilhelmina Seller or the exercise thereof.”

2.  Amendment of Section 1(ee).  Section 1(ee) of the Rights Agreement is amended to add the following sentence at the end thereof:

 “; provided,  however,  that no Triggering Event shall result solely by virtue of (i) the  execution  of the Wilhelmina Agreement,  (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, or (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller.”

3.  Amendment of Section 1.  Section 1 of the Rights Agreement is amended to add a new definition as subsection (ff) at the end thereof:

“(ff)  “Wilhelmina Agreement” means that certain agreement dated August 25, 2008 by and among the Company, Dieter Esch, Lorex Investments AG, Brad Krassner, the Krassner Family Investments, L.P., Wilhelmina International, Ltd., certain entities affiliated with Wilhelmina International, certain other individuals set forth on a schedule thereto.

4.   Amendment of Section 1.  Section 1 of the Rights Agreement is amended to add a new definition as subsection (gg) at the end thereof:

“(gg)  “Wilhelmina Seller” means Dieter Esch, Lorex Investments AG, Brad Krassner, Krassner Family Investments, L.P., Sean Patterson, Kevin Garnett, Glenn Damota, Serge Massat, Robert Kreusler, Eve Gianni, Marlene Wallach and Corey Preston.

5.  Amendment of Section 3(a).  Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, or (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller.”

6.  Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement;  (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement; (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement; nor (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise.”

7.  Amendment of Section 11.  Section 11 of the Rights Agreement is amended to add the following sentence after the first sentence of said Section:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement; (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement; (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement; nor (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, shall be deemed to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11.”

8.  Amendment of Section 13.  Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither  (i) the execution of the Wilhelmina Agreement; (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement; (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement; nor (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with Section 13.”

9.  Amendment of Section 25(a).  Section 25(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the execution of the Wilhelmina Agreement; (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement; (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement; nor (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, shall be deemed to require the Company to provide notice in accordance with this Section 25.”

10.  Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

11.  Miscellaneous.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

IN WITNESS WHEREOF, this Amendment is effective as of the day and year first referenced above.

NEW CENTURY EQUITY HOLDINGS CORP.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Acting Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

CERTIFICATION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.